AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
FRAUD PROTECTION NETWORK, INC.
A FLORIDA CORPORATION

Pursuant to Section 607.1007 of the Business Corporation Act of the State of Florida, the undersigned, being the Sole Director of Fraud Protection Network, Inc. (hereinafter the “Corporation”), a Florida corporation, and desiring to amend and restate its Articles of Incorporation, do hereby certify:

FIRST:  The Articles of Incorporation of the Corporation were filed with the Secretary of State of Florida on August 6, 2016, Document No. P12000067650, and

SECOND:  These Amended and Restated Articles of Incorporation, which supersede the original Articles of Incorporation and all amendments to them, were adopted by all of the Directors of the Corporation and its shareholders on July 6, 2016.  To effect the foregoing, the text of the Articles of Incorporation is hereby restated and amended as herein set forth in full:

ARTICLE I
NAME

The name of the Corporation is Fraud Protection Network, Inc.

ARTICLE II
DURATION

The term of existence of the Corporation is perpetual.

ARTICLE III
PURPOSE

The Corporation may transact any and all lawful business for which corporations may be organized under the Florida Business Corporation Act.

ARTICLE IV
PRINCIPAL OFFICE AND MAILING ADDRESS

The principal office and mailing address of the Corporation is 2500 E. Hallandale Beach Blvd, Suite 404, Hallandale Beach, Florida 33009.

ARTICLE V
CAPITAL STOCK

The maximum number of shares that the Corporation shall be authorized to issue and have outstanding at any one time shall be fifty- one million (51,000,000) shares, of which:

(1)	Fifty million (50,000,000) shares shall be designated Common Stock, $.001 par value. Each issued and outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders;
(2)	One million (1,000,000) shares shall be designated Preferred Stock, $.001 par value. The Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, shall be authorized to divide and establish any or all of the unissued shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

ARTICLE VI
REGISTERED OFFICE AND AGENT

The street address of the Corporation’s registered office is:  2500 E. Hallandale Beach Blvd, Suite 404 Hallandale Beach, FL 33009.  The name of the Corporation’s registered agent at that office is Edward Margolin.

ARTICLE VII
INITIAL DIRECTORS

The initial director of the Corporation shall be Edward Margolin.

ARTICLE VIII
AFFILIATED TRANSACTIONS

The Corporation expressly elects not to be governed by Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions.

ARTICLE IX
CONTROL SHARE ACQUISITIONS

The Corporation expressly elects not to be governed by Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, relating to control share acquisitions.

ARTICLE X
INDEMNIFICATION

The Corporation shall indemnify any present or former officer or director, or person exercising powers and duties of an officer or a director, to the full extent now or hereafter permitted by law.

THIRD: The foregoing amendments were adopted by all of the Directors and the majority holders of the Common stock of the Corporation pursuant to sections 607.0821 and 607.0704 of the Florida Business Corporation Act on July 6, 2016.

The number of votes cast for the amendment by the Shareholders was sufficient for approval.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this 6th day of July 2016.

/s/ Edward Margolin
By: Edward Margolin, Director